DERIVED INFORMATION [6/06/06]

[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1- 800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be

	Deal Name	Loan_Count	Total_Balance	%_Balance
FICO Distribution	FICO <460	1	90,911	0.0

Please populate column D (&E) with the corresponding pool characteristics in Column B.

-  For values in currency format, omit $.

-  For values in percentage format, provide data to 3 decimal places and omit %.

-  For WAC Net Rate, subtract servicing fee, trustee fee, and initial MI fee.

-  For MI Flag, Y or N.

	FICO 460-479	0	0	0.0
	FICO 480-499	0	0	0.0
	FICO 500-519	71	13,036,938	1.6
	FICO 520-539	165	28,887,671	3.5
	FICO 540-559	213	35,915,917	4.4
	FICO 560-579	231	44,332,271	5.4
	FICO 580-599	537	96,245,775	11.7
	FICO 600-619	682	136,843,862	16.6
	FICO 620-639	647	116,369,665	14.1
	FICO 640-659	635	128,655,941	15.6
	FICO 660-679	379	86,040,264	10.4
	FICO 680-699	221	51,537,023	6.2
	FICO 700-719	160	33,887,207	4.1
	FICO 720-739	104	25,602,294	3.1
	FICO 740-759	64	13,050,672	1.6
	FICO >760	63	14,411,224	1.7

WA DTI	41.30%
		Loan_Count	Total_Balance	%_Balance
DTI Distribution	DTI <10.00	53	10,554,108	1.3
	DTI 10.00-19.99	109	22,838,497	2.8
	DTI 20.00-29.99	370	61,542,465	7.5
	DTI 30.00-39.99	1,034	191,968,822	23.3
	DTI 40.00-49.99	2,293	471,015,199	57.1
	DTI 50.00-59.99	314	66,988,544	8.1
	DTI 60.00-69.99	0	0	0.0
	DTI >69.999	0	0	0.0

		Loan_Count	Total_Balance	%_Balance
LTV Distribution	LTV <20	2	144,870	0.0
	LTV 20.01-30	15	1,670,531	0.2
	LTV 30.01-40	17	2,270,674	0.3
	LTV 40.01-50	61	9,304,115	1.1
	LTV 50.01-60	107	22,418,578	2.7
	LTV 60.01-70	337	72,535,983	8.8
	LTV 70.01-80	2,313	489,936,819	59.4
	LTV 80.01-90	817	172,132,189	20.9
	LTV 90.01-100	504	54,493,877	6.6
	LTV >100

		Loan_Count	Total_Balance	%_Balance
Loan Balance Distribution	$ 0-25,000	25	533,862	0.1
	$ 25,001-50,000	151	6,009,750	0.7
	$ 50,001-75,000	331	21,000,946	2.5
	$ 75,001-100,000	442	39,170,700	4.7
	$ 100,001-150,000	933	116,573,699	14.1
	$ 150,001-200,000	740	128,827,635	15.6
	$ 200,001-250,000	469	104,678,977	12.7
	$ 250,001-300,000	320	87,860,920	10.7
	$ 300,001-350,000	242	78,453,883	9.5
	$ 350,001-400,000	175	65,209,493	7.9
	$ 400,001-450,000	121	51,227,127	6.2
	$ 450,001-500,000	85	40,610,795	4.9
	$ 500,001-550,000	54	28,398,698	3.4
	$ 550,001-600,000	34	19,549,234	2.4
	$ 600,001-650,000	17	10,628,362	1.3
	$ 650,001-700,000	12	8,187,710	1.0
	$ 700,001-750,000	8	5,917,556	0.7
	$ 750,001-800,000	4	3,144,212	0.4
	$ 800,001-850,000	4	3,326,539	0.4
	$ 850,001-900,000	2	1,764,983	0.2
	$ 900,001-950,000	2	1,873,222	0.2
	$ 950,001-1,000,000	2	1,959,332	0.2
	> $ 1,000,001	0	0	0.0

		Loan_Count	Total_Balance	%_Balance
Geographic Distribution	AK	4	731,513	0.1
	AL	36	4,123,511	0.5
	AR	12	1,299,554	0.2
	AZ	232	45,930,952	5.6
	CA	683	225,058,672	27.3
	CO	112	18,659,603	2.3
	CT	29	7,140,161	0.9
	DC	10	2,092,516	0.3
	DE	12	2,169,019	0.3
	FL	600	115,912,696	14.1
	GA	107	15,146,144	1.8
	HI	6	2,789,611	0.3
	IA	13	1,479,575	0.2
	ID	37	6,003,716	0.7
	IL	259	48,008,861	5.8
	IN	36	4,114,363	0.5
	KS	22	1,927,400	0.2
	KY	30	3,579,804	0.4
	LA	21	2,216,997	0.3
	MA	24	5,359,258	0.6
	MD	140	33,230,126	4.0
	ME	14	1,693,173	0.2
	MI	141	15,661,685	1.9
	MN	61	10,473,158	1.3
	MO	70	7,577,864	0.9
	MS	37	3,608,076	0.4
	MT	6	1,136,373	0.1
	NC	69	8,249,426	1.0
	ND	1	163,775	0.0
	NE	7	708,112	0.1
	NH	10	2,085,520	0.3
	NJ	100	23,554,128	2.9
	NM	23	3,565,204	0.4
	NV	152	31,958,033	3.9
	NY	42	9,744,702	1.2
	OH	160	19,708,019	2.4
	OK	35	3,153,617	0.4
	OR	79	16,346,693	2.0
	PA	115	17,722,552	2.1
	RI	6	1,327,401	0.2
	SC	45	6,098,219	0.7
	SD	1	104,406	0.0
	TN	63	7,179,058	0.9
	TX	151	17,111,085	2.1
	UT	51	7,559,059	0.9
	VA	115	24,787,636	3.0
	VT	6	1,221,924	0.1
	WA	127	26,727,569	3.2
	WI	53	7,678,594	0.9
	WV	4	524,301	0.1
	WY	4	504,220	0.1

loan_no	Balance	WAC	FICO	LTV	Occupancy	Purpose	Property Type	State	City	ZIP	DTI	Documentation
407473414	742,968.02	5.865	567	63.03	P	CO	2F	CA	LOS ANGELES	90019	53.00	FULL
407473105	686,309.25	6.240	666	90.00	I	P	PUD	FL	PARKLAND	33076	36.00	FULL
407199373	674,369.82	7.735	604	71.05	P	CO	SFR	CA	SAN RAMON	94582	54.00	FULL
406914569	643,223.61	5.900	653	80.00	P	CO	SFR	CA	SOUTH LAKE TAHO	96150	44.50	FULL
407294125	960,000.00	8.990	667	80.00	P	CO	SFR	FL	JUPITER	33458	37.00	FULL
407473594	619,993.79	6.990	572	84.46	P	CO	SFR	IL	SCHAUMBURG	60173	39.00	FULL
407472412	691,969.46	5.885	522	68.63	P	CO	2F	CA	WATSONVILLE	95076	39.00	STATED
407638928	600,371.50	6.875	725	82.78	P	P	SFR	CA	CORONA	92880	41.94	RED
407474109	636,500.00	6.875	609	95.00	P	P	SFR	CA	CONCORD	94518	44.00	FULL
406615591	729,072.37	6.950	658	75.00	P	CO	SFR	CA	SANTA ANA	92705	39.81	FULL
407221868	626,537.90	7.000	656	80.00	P	P	PUD	CA	RANCHO MIRAGE	92270	47.02	RED
407473671	745,207.11	7.850	708	88.24	I	P	SFR	AZ	MESA	85205	8.00	RED
406702189	607,989.88	6.990	639	80.00	P	P	SFR	CA	SAN JOSE	95131	44.60	RED
407296349	749,818.58	5.750	729	83.34	P	P	SFR	CA	APTOS	95003	47.40	RED
407638955	769,048.03	8.650	624	90.00	P	CO	SFR	CA	WOODLAND HILLS	91367	38.58	STATED
407285187	723,200.00	6.125	673	80.00	P	P	PUD	NV	HENDERSON	89052	42.81	FULL
407473914	644,019.32	6.975	598	84.75	P	CO	SFR	CA	RIPON	95366	23.00	FULL
406984445	606,400.00	6.990	798	80.00	P	P	SFR	CA	LAGUNA HILLS	92653	43.50	RED
407723536	636,000.00	7.156	607	70.67	P	CO	PUD	FL	ORLANDO	32828	37.00	FULL
407400370	659,706.30	8.875	637	80.00	P	P	PUD	NV	HENDERSON	89052	45.79	RED
406915196	678,219.77	7.800	646	90.00	P	CO	2F	CA	SAN JOSE	95116	43.80	FULL
407296274	665,739.83	5.950	646	85.00	P	P	CO	FL	BOCA RATON	33432	42.79	FULL
407615184	795,736.76	7.500	657	80.00	P	P	SFR	OR	MEDFORD	97504	47.72	FULL
407448316	696,350.00	8.250	655	95.00	P	CO	SFR	CA	SAN DIEGO	92103	47.58	FULL
407473299	633,105.77	5.990	561	79.94	P	CO	SFR	CT	SOUTHBURY	6488	40	FULL
406781603	938,722.29	5.500	665	67.50	P	CO	SFR	ID	KETCHUM	83340	22.07	FULL
407093492	896,616.39	9.250	562	60.00	P	P	SFR	NJ	HADDONFIELD	8033	37	RED
406915627	617,165.46	8.250	618	94.93	P	CO	SFR	CA	SAN JOSE	95136	27.7	FULL
407607111	699,698.32	7.625	620	80.00	P	CO	SFR	CA	JAMUL	91935	54.74	FULL
407319812	799,427.26	8.650	545	76.92	P	CO	SFR	NV	RENO	89511	32.44	FULL
407723543	999,331.73	8.020	690	40.98	P	CO	CO	FL	AVENTURA	33180	31	RED
407606860	631,105.38	6.625	660	75.00	P	RT	SFR	WA	SEA-TAC	98188	54.86	FULL
407448770	688,972.62	7.500	625	84.98	P	CO	SFR	VA	ASHBURN	20148	13.8	FULL
407296342	700,000.00	5.750	626	71.07	P	P	SFR	CA	WATSONVILLE	95076	9.67	FULL
407607806	611,746.95	7.750	615	80.00	P	P	PUD	CO	LITTLETON	80125	54.59	FULL
407474205	780,000.00	5.990	717	80.00	P	CO	SFR	HI	KANEOHE	96744	21	FULL
407296524	731,850.00	8.990	685	85.00	P	P	SFR	CA	(SHERMAN OAKS AREA) L.A.	91403	46.92	RED
407472652	749,966.84	6.350	686	68.18	P	RT	SFR	FL	CORAL GABLES	33134	10	FULL
407296266	825,000.00	6.100	677	84.18	P	CO	SFR	FL	CAPE CORAL	33914	36.15	FULL
407474209	840,750.00	5.500	671	95.00	P	P	PUD	CA	ANAHEIM	92807	40	FULL
407199522	634,450.66	8.000	647	79.38	P	CO	CO	CA	PASADENA	91103	50	STATED
407319786	745,473.00	####	588	90.00	P	P	SFR	OH	WESTERVILLE	43082	31.79	FULL
406914257	811,843.98	7.525	693	75.00	P	P	SFR	CA	NORCO	92860	40.9	FULL
406914209	934,500.00	7.250	655	70.00	P	RT	SFR	CA	SAN DIEGO	92109	30.5	FULL
407507412	648,000.00	6.100	645	80.00	P	RT	CO	WA	SEATTLE	98102	25.59	FULL
407299830	868,366.78	8.700	665	90.00	P	P	PUD	AZ	MESA	85207	4.64	FULL
407507410	654,000.00	5.950	721	78.80	P	RT	3-4F	CA	WATSONVILLE	95076	47.08	RED
407299829	848,945.08	8.400	666	74.37	P	RT	PUD	FL	NAPLES	34109	37.31	RED
407882984	615,990.13	9.050	667	83.84	P	CO	SFR	IL	WHEATON	60187	37.11	STATED
407882936	615,761.67	6.950	660	80.00	P	P	PUD	CA	TEMECULA	92592	53.39	FULL
407882845	692,374.80	9.925	641	90.00	P	CO	2F	IL	CHICAGO	60613	43.43	STATED

Product Type	WA IO Term	Number of Loans	Loan Balance	Avg. Loan Balance	% of Total IO	% of Total Pool	WAC	WA FICO	WA LTV	% Owner Occupied	% Purchase	% Investor	WA DTI	% Full Doc
2/28 ARM 24 Month IO	24	10	3,112,953	311,295	1.933	0.377	7.657	634	82.6	100.0	19.6	-	43.9	48.2

Please fill out chart with the appropriate characteristics for each rep line.  Please note '% of total IO' should add up to 100%.  Columns G, K, L, M, and O refer to % within the specific product type so they should not sum to 100%.

2/28 ARM 60 Month IO	60	455	126,241,687	277,454	78.401	15.304	7.304	654	80.2	94.9	57.4	5.0	40.7	58.8
2/28 ARM 120 Month IO	120	3	642,686	214,229	0.399	0.078	7.372	603	75.5	100.0	65.6	-	38.8	39.8
3/27 ARM 36 Month IO	36	2	368,500	184,250	0.229	0.045	6.733	623	63.5	100.0	-	-	30.0	62.1
3/27 ARM 60 Month IO	60	83	21,744,857	261,986	13.504	2.636	7.536	670	79.6	83.5	58.7	13.9	42.1	38.6
5/25 ARM 60 Month IO	60	11	2,818,479	256,225	1.750	0.342	6.768	651	73.1	100.0	31.6	-	38.0	89.4
30 Year Fixed IO	71	20	5,723,151	286,158	3.554	0.694	7.486	644	76.7	100.0	35.1	-	39.4	85.3
15 Year Fixed IO	89	3	203,290	67,763	0.126	0.025	10.030	643	97.4	100.0	51.4	-	42.0	48.6
Other IO	120	1	163,997	163,997	0.102	0.020	6.250	725	80.0	100.0	100.0	-	38.1	100.0
Totals:	60	588	161,019,599	273,843	100.000	19.521	7.341	655	79.9	93.8	55.5	5.8	40.8	57.3

Initial Periodic Caps
Product Type	1.00%	1.50%	2.00%	2.50%	3.00%	3.50%	4.00%	4.50%	5.00%			Please fill out with total value dollars for loans in the pool that fall into teach cell of the matrix.
2/28 ARM 24 Month IO	-	-	1,016,998	-	2,095,955	-	-	-	-
2/28 ARM 60 Month IO	-	1,973,500	11,597,048	-	112,671,139	-	-	-	-
2/28 ARM 120 Month IO	-	-	-	-	642,686	-	-	-	-
3/27 ARM 36 Month IO	229,000	-	-	-	139,500	-	-	-	-
3/27 ARM 60 Month IO	-	-	787,990	-	20,956,867	-	-	-	-
5/25 ARM 60 Month IO	-	-	1,201,096	-	1,617,383	-	-	-	-
Other IO	-	-	-	-	163,997	-	-	-	-
Totals:	229,000	1,973,500	14,603,132	-	138,287,527	-	-	-	-